UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2006

NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On October 3, 2006, Neenah Paper, Inc. (the “Company”) entered into the Third Amendment (the “Third Amendment”) to its Credit Agreement (as amended to date, the “Credit Agreement”) dated as of November 30, 2004, by and among the Company, certain of its subsidiaries as co-borrowers or guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as agent for the Lenders. The Third Amendment, among other things, (i) increases the Company’s secured revolving line of credit (the “Credit Facility”) from $150,000,000 to $165,000,000, (ii) extends the termination date of its credit facility from November 30, 2008, to November 30, 2010, (iii) sets the interest rate under the Credit Facility to either (A) the applicable base rate plus a percentage ranging from 0% to 75%, or (B) LIBOR plus a percentage ranging from 1.25% to 2.25%, (iv) reduces the commitment fee pricing on the Credit Facility, and (iv) makes other definitional, administrative and covenant modifications to the Credit Agreement.

In the Third Amendment, the Lenders party thereto have also consented to the Company’s expected consummation of its purchase (the “FiberMark Transaction”), through Neenah Paper International, LLC (“NPI”), an indirect wholly-owned subsidiary of the Company formed for the purpose of consummating the FiberMark Transaction, of the outstanding equity interests of FiberMark Services GmbH & Co. KG and FiberMark Beteiligungs GmbH (the “FiberMark Entities”).  The FiberMark Entities and their subsidiaries, together with Neenah Paper International Finance Company B.V. (“NPIFC”), a wholly-owned direct Dutch subsidiary of the Company formed in connection with the FiberMark Transaction, are not expected to become borrowers or guarantors with respect to the Credit Facility.  However, NPI will pledge 65% of any equity interest held by NPI in the FiberMark Entities as security for the obligations of the Company and its subsidiaries under the Credit Facility.    Furthermore, the FiberMark Entities, their subsidiaries and NPIFC would be “restricted subsidiaries” (but not “subsidiary guarantors”) with respect to the Company’s $225,000,000 7-3/8% Senior Notes due 2014, issued under the November 30, 2004 Indenture (as amended, the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as trustee.

Despite the increase in the total commitment to $165,000,000 under the Credit Facility, the Company’s ability to borrow under the Credit Facility is limited by the terms of the Third Amendment to the lowest of (a) such commitment, (b) the Company’s borrowing base (as determined in accordance with the amended Credit Agreement), and (c) the applicable cap on the amount of “credit facilities” under the Indenture.  The Company’s current borrowing base is approximately  $150,000,000 and the amount of the borrowing base is subject to change from time to time in accordance with the terms of the Credit Agreement.

In anticipation of closing the FiberMark Transaction, the Company borrowed $58.0 million in principal amount under the Credit Facility on October 6, 2006, and as of the date of this filing, the total amount outstanding under the Credit Facility was approximately $62 million.  Interest on the borrowed amount is paid monthly under the Credit Facility.  All principal amounts outstanding under the Credit Facility are due and fully payable on the date of termination of the Credit Facility. While the Third Amendment increases the total commitment available to the

Company under the Credit Facility, no assurance can be given that the Company will meet the requirements to borrow the full amount available under the Credit Facility.

The Credit Facility, as amended, contains events of default customary for financings of this type, including failure to pay principal or interest, materially false representations or warranties, failure to observe covenants and other terms of the revolving credit facility, cross-defaults to other indebtedness, bankruptcy, insolvency, various ERISA violations, the incurrence of material judgments and changes in control.

Certain of the foregoing statements may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S./Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the ability of the Company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. The Company cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

Item 2.03:  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: October 10, 2006	/s/ STEVEN S. HEINRICHS
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary